EXHIBIT 23.1


                        Consent of Independent Auditors



  The Board of Directors
  Delta Petroleum Corporation:

  We consent to the incorporation by reference in the registration statement on Form S-3 of Delta Petroleum Corporation and subsidiary of our report dated October 5, 2001, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended June 30, 2001, which report appears in the June 30, 2001 Form 10-KSB/A of Delta Petroleum Corporation; and to the reference to our firm under the heading "Experts" in the registration statement.



                                    /s/ KPMG LLP
                                    KPMG LLP

  Denver, Colorado
  March 19, 2002